Exhibit 99.1

News release

TREX COMPANY REPORTS first QUARTER 2025 RESULTS

First Quarter Sales Exceeded Guidance Driven by Continued Demand for Premium Products

New Products Accounted for 22% of Trailing Twelve-Month Sales

Pro-Dealer Conversions Drive Future Growth Opportunities

Second Quarter Revenue Guidance of $370 million to $380 million

Full Year 2025 Guidance Reaffirmed at 5%-7% Revenue Growth and Adjusted EBITDA Margin to Exceed 31%

WINCHESTER, Va. –May 8, 2025– Trex Company, Inc. (NYSE:TREX), the world’s largest manufacturer of wood-alternative decking and railing and a leader in high-performance, low-maintenance outdoor living products, today announced financial results for the first quarter of 2025.

First Quarter 2025 Financial Highlights

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Net sales of $340 million
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Gross profit of $138 million / Adjusted gross profit of $142 million
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Net income of $60 million and diluted earnings per share of $0.56 / Adjusted net income of $64 million and adjusted diluted earnings per share of $0.60
➣
Adjusted EBITDA of $101 million

CEO Comments

“First quarter sales exceeded our expectations driven by the continued strength of our premium products and our prominent position in both retail and the pro-channel,” said Bryan Fairbanks, President and CEO. “Our channel positioning combined with a network of contractors who are laser-focused on the decking and railing category provide Trex with a competitive advantage, maximizing the visibility and availability of Trex-branded products wherever consumers are making their decking and railing choices.

“After a slow start to the first quarter, we saw a notable pick-up in March orders, which has continued through April. Products launched within the last 36 months accounted for approximately 22% of trailing twelve-month sales, up from an estimated 10% in the comparable period last year. Our new product offerings continue to drive additional sales in both the pro and retail channels. Also, since the beginning of this year, we have converted a large number of dealers to the Trex brand, and the pace of TrexPRO recruitment and qualification is meaningfully ahead of the similar period last year. In addition, several national accounts are projecting substantial volume growth in 2025. We expect our new products and enhanced distribution coverage to expand our market share in key geographies, such as the western region of the country, in the coming years.

“We continued to increase our investments in branding and marketing in the first quarter, highlighting our expanded railing portfolio, submersible marine-grade decking for both fresh and saltwater environments, and the increased comfort and appeal of a Trex deck—driven by innovations like our SunComfortable™ heat-mitigating technology*, which keeps deck surfaces cooler underfoot. Following strong builder and consumer response, we plan to incorporate our SunComfortable™ technology into future products as part of our new “Performance-Engineered for Your Life Outdoors™” campaign which launched on May 1st.

“During the quarter we updated our entry-level Trex Enhance® decking with refined profile specifications that broaden consumer appeal and improves performance. These advancements reflect our continued leadership in product innovation and our commitment to offering the highest quality solutions for consumers.

“The recycled plastic processing operation at our Arkansas campus began production late in the first quarter, as scheduled. This production is already helping to offset external pellet purchases at our Virginia and Nevada facilities. Once complete, our Arkansas facility will become our most efficient production hub, expanding our overall production capacity to capture market growth and more efficiently serve customers across the central U.S.” Mr. Fairbanks noted.

First Quarter 2025 Results

First quarter 2025 net sales were $340 million, compared to $374 million reported in last year’s first quarter, which included $40 million in extra channel inventory.

Gross profit was $138 million and gross margin was 40.5% compared to gross profit of $170 million and gross margin of 45.4% in last year’s first quarter. The decrease is primarily due to railing conversion costs, lower year-over-year production as we level load our facilities, and refinements to our entry-level Enhance® decking boards to offer improved performance. This refinement required changes to our production process that impacted our first quarter margins and will also impact second quarter margins. Adjusted gross profit, which excludes railing conversion costs of approximately $4 million, was $142 million.

Selling, general, and administrative expenses were $56 million, or 16.5% of net sales, compared to $51 million, or 13.5% of net sales, in the 2024 first quarter. Excluding expenses of approximately $1.5 million related to the start-up costs related to our recycled plastic processing operations in Arkansas and digital transformation activities, SG&A expenses were $55 million, or 16.0% of net sales.

Net income was $60 million, or $0.56 per diluted share, compared to $89 million, or $0.82 per diluted share, reported in the 2024 first quarter. Excluding the aforementioned charges incurred in the first quarter, adjusted net income was $64 million, adjusted diluted earnings per share was $0.60, and adjusted EBITDA was $101 million.

Recent Developments & Recognitions

➣
Trex earned top honors in this year’s Environment + Energy (E+E) Leader Awards, with its composite decking being named both Product of the Year and the Judges’ Choice Winner – the highest-scoring entry in the Consumer + Residential category.
➣
Trex has been honored as Green Builder Media’s “Sustainable Brand Leader” in the decking category – a prestigious recognition of its commitment to sustainability. Additionally, the Company’s new Trex Select® decking was named one of the 50 most “Sustainable Products of the Year” by Green Builder editors, further solidifying Trex’s position as a preferred choice among environmentally conscious architects, builders, and contractors.
➣
For the fifth consecutive year, Trex has been named “America’s Most Trusted® Outdoor Decking” in a nationwide study conducted by Lifestory Research.**
➣
Trex is honored to be included in Barron's 2025 ranking of the 100 Most Sustainable U.S. Companies. Marking its second consecutive year on this prestigious list, Trex climbed 20 places since its debut in 2024 to earn the #48 position.
➣
Trex was named the 2025 Large Business of the Year by Top of Virginia Regional Chamber of Commerce in recognition of its economic impact and community involvement in the Winchester, VA region.

Summary and Outlook

“Over the past three decades, Trex has maintained the most respected network of pro-contractors, distributors, dealers, and home centers built through partnership and reinforced by mutual benefit. We continue to expand our product offerings and work closely with our distribution partners to innovate and strengthen the relationships that bring Trex products to the consumer,” continued Mr. Fairbanks.

“Less than 5% of our cost of sales is projected to be impacted by tariffs, with the majority related to purchases of aluminum and steel used in our railing and fastening products. We have mitigated—and will further mitigate—some of the impact on our cost of sales through strategic actions such as building higher levels of pre-tariff inventory and negotiating with suppliers.

“We believe that Trex is positioned for continued growth in 2025, amid expectations that the Repair and Remodel market will be approximately flat compared to the 2024 levels. We currently expect second quarter sales to range from $370 million to $380 million, followed by strong second half year-on-year comparisons. We expect our second quarter margins to approximate first quarter margins. We anticipate improvement in gross margins in the back half of the year as production normalizes and we realize the benefits of our continuous improvement initiatives. We are maintaining our full year 2025 guidance for sales growth of 5% to 7% and adjusted EBITDA margin to exceed 31%. This guidance is based on our expectation for strong sell-through of Trex premium decking products, improved demand for Trex entry-level products, and double-digit growth in our railing product sales,” Mr. Fairbanks concluded.

First Quarter 2025 Conference Call and Webcast Information

Trex will hold a conference call to discuss its first quarter 2025 results on Thursday, May 8, 2025, at 5:00 p.m. ET. To participate on the day of the call, dial 1-844-792-3734, or internationally 1-412-317-5126, approximately ten minutes before the call, and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at 1Q25 Earnings Webcast. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available within 24 hours of the call on the Trex website. The audio replay will be available for 30 days.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures, adjusted gross profit, adjusted net income, adjusted diluted earnings per share, earnings before interest, income taxes, depreciation and amortization (EBITDA), and adjusted EBITDA. Management believes these non-GAAP financial measures and related adjustments provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures and related adjustments also enhance investors’ ability to compare period-to-period financial results and operating performance within the Company and between the Company and its competitors. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP and are not meant to be considered superior to or a substitute for our GAAP results. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of these non-GAAP financial measures to GAAP information are included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the Company’s performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.

Accordingly, the following reconciliations include adjustments for: costs related to railing conversion support to bring Trex’s expanded portfolio of railing products to the market; investments in digital transformation; and start-up costs associated with our Arkansas plastic processing operation.

Reconciliation of gross profit (GAAP) to adjusted gross profit (non-GAAP) is as follows:

Reconciliation of net income (GAAP) to adjusted net income (non-GAAP) is as follows:

* Income tax effect calculated using the effective tax rate for the applicable period of 25.9%.

Reconciliation of net income (GAAP) to EBITDA and adjusted EBITDA (non-GAAP) is as follows:

About Trex Company

For more than 30 years, Trex Company [NYSE: TREX] has invented, reinvented and defined the composite decking category. Today, the Company is the world’s #1 brand of sustainably made, wood-alternative decking and railing, and a leader in high performance, low-maintenance outdoor living products. The undisputed global leader, Trex boasts the industry’s strongest distribution network with products sold through more than 6,700 retail outlets across six continents. Through strategic licensing agreements, the Company offers a comprehensive outdoor living portfolio that includes deck drainage, flashing tapes, LED lighting, outdoor kitchen components, pergolas, spiral stairs, fencing, lattice, cornhole and outdoor furniture – all marketed under the Trex® brand. Based in Winchester, Va., Trex earned top honors in this year’s Environment + Energy (E+E) Leader Awards. Trex® composite decking was not only named Product of the Year but also the Judges’ Choice Winner as the top-scoring entry in the Consumer + Residential category. Trex is proud to have been named America’s Most Trusted® Outdoor Decking** 5 Years in a Row (2021-2025). The Company was also included on the Barron’s list of the 100 Most Sustainable U.S. Companies (2024 and 2025), named one of America’s Most Responsible Companies 2024 by Newsweek and ranked as one of the 100 Best ESG Companies by Investor’s Business Daily. For more information, visit Trex.com.

You may also follow Trex on Facebook (trexcompany), Instagram (trexcompany), X (Trex_Company), LinkedIn (trex-company), TikTok (trexcompany), Pinterest (trexcompany) and Houzz (trex-company-inc), or view product and demonstration videos on the brand’s YouTube channel (TheTrexCo).

Forward-Looking Statements

The statements in this press release regarding the Company’s expected future performance and condition constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company’s actual operating results to differ materially. Such risks and uncertainties include, but are not limited to: the extent of market acceptance of the Company’s current and newly developed products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products and raw materials; the Company’s ability to obtain raw materials, including scrap polyethylene, wood fiber, and other materials used in making our products, at acceptable prices; increasing inflation and tariffs in the macro-economic environment; the Company’s ability to maintain product quality and product performance at an acceptable cost; the Company’s ability to increase throughput and capacity to adequately match supply with demand; the level of expenses associated with warranty claims, product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; cyber-attacks, security breaches or other security vulnerabilities; the impact of current and upcoming data privacy laws and the EU General Data Protection Regulation and the related actual or potential costs and consequences; material adverse impacts from global public health pandemics and geopolitical conflicts; and

material adverse impacts related to labor shortages or increases in labor costs. Documents filed with the U.S. Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company’s actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

*Although Trex decking products with heat-mitigating technology are designed to be cooler than most other composite decking products of a similar color, on a hot sunny day, it will get hot. On hot days, care should be taken to avoid extended contact between exposed skin and the deck surface, especially with young children and those with special needs.

**2021-2025 DISCLAIMER: Trex received the highest numerical score in the proprietary Lifestory Research 2021-2025 America’s Most Trusted® Outdoor Decking studies. Study results are based on the experiences and perceptions of people surveyed. Your experiences may vary. Visit www.lifestoryresearch.com.

TREX COMPANY, INC.

Condensed Consolidated Balance Sheets
(In thousands, except share data)
(unaudited)

	March 31, 2025	December 31, 2024
ASSETS		
Current assets:		
Cash and cash equivalents	$ 4,963	$ 1,292
Accounts receivable, net	391,064	88,356
Inventories	176,419	207,282
Prepaid expenses and other assets	19,744	21,978
Total current assets	592,190	318,908
Property, plant and equipment, net	967,276	922,868
Operating lease assets	49,976	52,195
Goodwill and other intangible assets, net	23,529	22,048
Other assets	8,228	8,279
Total assets	**$ 1,641,199**	**$ 1,324,298**
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current liabilities:		
Accounts payable	$ 45,576	$ 61,272
Accrued expenses and other liabilities	105,427	72,879
Accrued warranty	6,611	5,726
Line of credit	443,947	202,600
Total current liabilities	601,561	342,477
Deferred income taxes	56,032	56,032
Operating lease liabilities	39,788	41,979
Non-current accrued warranty	17,180	17,109
Other long-term liabilities	16,559	16,559
Total liabilities	**731,120**	**474,156**
Stockhholder's equity:		
Preferred stock, $0.01 par value, 3,000,000 shares authorized; none	—	—
Common stock, $0.01 par value, 360,000,000 shares authorized; 141,170,958 and 141,098,251 shares issued and 107,227,012 and 107,154,305 shares outstanding at March 31, 2025 and December 31, 2024, respectively	1,412	1,411
Additional paid-in capital	147,655	148,153
Retained earnings	1,622,884	1,562,450
Treasury stock, at cost, 33,943,946 and 33,943,946 shares at March 31, 2025 and December 31, 2024, respectively	(861,872)	(861,872)
Total stockholders' equity	910,079	850,142
Total liabilities and stockholders' equity	**$ 1,641,199**	**$ 1,324,298**

TREX COMPANY, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended March 31,	
	2025	**2024**
	(unaudited)	
Operating Activities		
Net income	$ 60,434	$ 89,070
Adjustments to reconcile net income to net cash used in operating activities:		
Depreciation and amortization	14,249	14,154
Deferred income taxes	-	(5,212)
Stock-based compensation	2,313	3,155
(Gain)/Loss on disposal of property, plant and equipment	(57)	2,122
Other non-cash adjustments	117	121
Changes in operating assets and liabilities:		
Accounts receivable	(302,708)	(332,333)
Inventories	30,863	(16,796)
Prepaid expenses and other assets	2,161	(319)
Accounts payable	4,187	26,238
Accrued expenses and other liabilities	15,278	12,041
Income taxes receivable/payable	19,150	33,715
Net cash used in operating activities	**(154,013)**	**(174,044)**
Investing Activities		
Expenditures for property, plant and equipment	(79,486)	(37,720)
Purchased intangibles	(635)	-
Proceeds from sales of property, plant and equipment	156	106
Net cash used in investing activities	**(79,965)**	**(37,614)**
Financing Activities		
Borrowings under line of credit	257,047	258,500
Principal payments under line of credit	(15,700)	(41,000)
Repurchases of common stock	(4,008)	(5,145)
Proceeds from employee stock purchase and option plans	300	397
Financing costs	10	-
Net cash provided by financing activities	**237,649**	**212,752**
Net increase in cash and cash equivalents	3,671	1,094
Cash and cash equivalents at beginning of period	1,292	1,959
Cash and cash equivalents at end of period	**$ 4,963**	**$ 3,053**

Contacts:

Brenda K. Lovcik

Senior Vice President and CFO

540-542-6300

Lynn Morgen

Casey Kotary

ADVISIRY Partners

212-750-5800

lynn.morgen@advisiry.com

casey.kotary@advisiry.com